EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

EVI Industries, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-208082, 333-222242 and 333-251640) of EVI Industries, Inc. of our reports dated October 4, 2023, relating to the consolidated financial statements and the effectiveness of EVI Industries, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2023.

/s/ BDO USA, P.C.

Miami, Florida

October 4, 2023